EX-FILING
FEES
Calculation of Filing Fee Table
424(b)(2)
1
(Form Type)
Kabushiki Kaisha Mizuho Financial Group
(Exact name of registrant as specified in its charter)
Mizuho Financial Group, Inc.
(Translation of registrant’s name into English)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	$600,000,000 4.438% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2032	Rule 457(r)	$600,000,000	100.000%	$600,000,000	0.00013810	$82,860

Fees to Be Paid	Debt	$700,000,000 5.050% Senior Callable Fixed-to-Fixed Reset Rate Notes due 2037	Rule 457(r)	$700,000,000	100.000%	$700,000,000	0.00013810	$96,670

Fees to Be Paid	Debt	$500,000,000 Senior Callable Floating Rate Notes due 2032	Rule 457(r )	$500,000,000	100.000%	$500,000,000	0.00013810	$69,050

	Total Offering Amounts					$1,800,000,000		$248,580

	Total Fees Previously Paid							n/a

	Total Fee Offsets							n/a

	Net Fee Due							$248,580

1	Final prospectus supplement